Exhibit 10.12

EXECUTION VERSION

CONFIDENTIAL EMPLOYMENT AGREEMENT

This CONFIDENTIAL EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 17, 2011 (the “Effective Date”), is made by and between Latrobe Steel Company, a Pennsylvania corporation doing business as Latrobe Specialty Steel Company (the “Company”), and B. Christopher DiSantis, an individual resident of the State of Ohio (the “Executive”). Collectively, the Company and Executive are referred to in this Agreement as the “Parties.”

WHEREAS, the Company engages in the business of manufacturing and distributing high-performance, remelted materials for aerospace, defense, energy, hydrocarbon and other life-critical applications; and

WHEREAS, the Company wishes to employ Executive as the President and Chief Executive Officer of the Company, and Executive wishes to be so employed, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Parties, intending to be legally bound hereby, mutually agree as follows:

1. Employment; Board Membership.

(a) Title and Duties. Commencing on the Effective Date, Executive shall be employed as the President and Chief Executive Officer of the Company and shall perform all duties and have all responsibilities and power commensurate with such positions, including effective supervision and control over, and responsibility for the business and affairs of the Company, and the power and authority to establish, subject to the approval of the Board of Directors of the Company (the “Board”), the strategic plans and budgets, and to manage the day-to-day operations of the Company, and employ and discharge employees of the Company. Notwithstanding the foregoing, Executive shall have the authority, without Board approval, to hire and discharge any employees of the Company other than those employees who directly report to Executive. Executive agrees to perform such other duties reasonably assigned or delegated to him by the Board consistent with his position as the President and Chief Executive Officer. Executive shall report solely and directly to the Board. If elected by the board of directors of Toolrock Holding, Inc., a Delaware corporation (“Toolrock”), or the board of directors of any direct or indirect subsidiary of Toolrock or the Company, Executive will also serve as the President and Chief Executive Officer of Toolrock or any subsidiaries of Toolrock or the Company, as the case may be.

(b) Relocation of Company’s Headquarters. During Executive’s employment under this Agreement, Executive shall work, in conjunction with the Board, to relocate the Company’s headquarters from Latrobe, Pennsylvania to the Pittsburgh, Pennsylvania area (the “Relocated HQ”). Executive and the Board shall work together to determine the timing, location, staffing and related matters of such relocation.

(c) Board Membership. Upon the earlier of (i) the first filing by the Company or Toolrock of a Form S-1 with the Securities and Exchange Commission, or (ii) April 26, 2011, and continuing for the duration of Executive’s employment under this Agreement, the Company shall use commercially reasonable efforts to ensure that Executive is elected to the Board and the board of directors of Toolrock, including nominating Executive during Executive’s employment under this Agreement for election at the expiration of each of his terms. Executive agrees that if he is so elected, that he shall serve as a member of such boards. Executive will not participate as a director as to any deliberations made or actions taken by the Board with respect to Executive, or with respect to all rights and obligations of the Company or the Board under this Agreement, it being agreed that the foregoing shall not serve to prevent Executive from participating in deliberations or actions pertaining to a group of employees, which group includes Executive. Executive will also serve on such boards of directors of subsidiaries of the Company as requested by the Board.

2. Term. The Company shall employ Executive until Executive’s employment is terminated in accordance with the terms and conditions of this Agreement, it being understood that Executive will be employed as an at-will employee. As such, Executive’s employment may be terminated by Executive or the Company at any time for any reason or no reason.

3. Compensation.

(a) Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”) of $425,000. The Board shall review the amount of Executive’s Base Salary in January, 2012, and periodically thereafter, and may increase (but not decrease) such Base Salary, in its sole discretion. Such adjusted annual salary then shall become Executive’s “Base Salary” for purposes of this Agreement. Such Base Salary and other compensation shall be payable in accordance with the Company’s normal payroll practices as in effect from time to time, and shall be subject to applicable deductions and withholdings as required by law, and as authorized by Executive.

(b) Incentive Compensation. During Executive’s employment under this Agreement, Executive shall be eligible to participate in an annual bonus plan, to be designed and implemented by the Company, whereby Executive will be eligible to receive an annual bonus with a target value of one hundred percent (100%) of the Base Salary then in effect. For purposes of developing Executive’s 2011 annual bonus plan and determining Executive’s 2011 annual bonus, the Board shall consider Executive’s performance during the last six to eight months of the Company’s 2011 fiscal year. The Board shall consider the proposed bands, targets and 2011 bonus plan at the Board Compensation Committee’s April, 2011 meeting.

(c) Equity. Concurrently with the execution and delivery of this Agreement, Toolrock and the Executive are entering into (i) a Stock Purchase Agreement in the form attached hereto as Exhibit A (the “SPA”), pursuant to which Executive is purchasing 460,993 shares of common stock of Toolrock for a purchase price of $2.82 per share, in accordance with and subject to the terms and conditions of the SPA, and (ii) an Incentive Stock Option Agreement in the form attached hereto as Exhibit B (the “Option Agreement”), pursuant to which Executive will have the right and option to purchase 900,000 shares of common stock of Toolrock for a purchase price of $2.82 per share, in accordance with and subject to the terms and conditions of the Option Agreement.

(d) Benefits. During Executive’s employment under this Agreement, Executive shall be entitled to participate in all employee benefit plans or programs, including,

but not limited to, health and welfare and 401(k) plans, generally available to other senior management employees of the Company, to the extent that Executive is eligible to participate under the terms of each particular plan or program. The Company may eliminate any such benefit or change the terms thereof at any time or from time to time so long as such adjustment is applicable to all management employees of the Company.

(e) Vacation. During Executive’s employment under this Agreement, Executive shall be entitled to four weeks of paid vacation leave during each calendar year. All vacation is subject to, and must be taken in accordance with, the Company’s procedures and policies regarding vacation, as established from time to time.

(f) Vehicle Allowance. During Executive’s employment under this Agreement, the Company shall pay Executive a monthly automobile allowance in the amount of $1,000, and shall pay for or reimburse Executive for expenses regarding the operation, insurance and routine maintenance of such vehicle, including deductibles, fuel, parking, tolls and car washes (collectively, the “Vehicle Allowance”). The Company shall also pay Executive an additional amount (the “Additional Payment”) such that, after payment by Executive of all income taxes imposed upon the Vehicle Allowance and the Additional Payment, Executive retains such portion of the Additional Payment equal to the income tax imposed upon the Vehicle Allowance and the Additional Payment.

(g) Expense Reimbursement. The Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in connection with the performance of Executive’s duties and responsibilities under this Agreement, including but not limited to all business expenses associated with Executive’s use of a club described in Section 3(h), in accordance with, and subject to, Company’s procedures and policies regarding expense reimbursement, as established from time to time.

(h) Club Membership. During Executive’s employment under this Agreement, the Company will reimburse Executive for the cost of membership and basic monthly dues for a golf, tennis, social or similar type of club in the Western Pennsylvania area. Executive shall be responsible for any personal use expenses associated with his use of such club.

(i) Young Presidents’ Organization Membership. During Executive’s employment under this Agreement, the Company will reimburse Executive for the cost of membership and basic annual or monthly dues associated with Executive’s participation in a Young Presidents’ Organization (“YPO”), should Executive elect to join and be selected for membership. The Company also agrees to reimburse Executive for reasonable YPO membership-related dues and the cost for Executive to attend local meetings and events for YPO. Executive agrees that any other reimbursement of YPO-related costs will be subject to prior approval by the Board. Executive further agrees that any significant expenditure of time beyond the normal monthly YPO meetings will be subject to prior approval by the Board.

(j) Relocation. In accordance with the Company’s procedures and policies as established from time to time, the Company will provide reasonable relocation assistance to Executive. Notwithstanding the foregoing, the Company agrees that Executive will not be limited in the number of house-hunting trips to Pittsburgh. The Company further agrees that it will reimburse Executive for the actual monetary loss incurred by Executive on the sale of Executive’s current residence in Ohio if the net proceeds of such sale are less than the Executive’s tax basis in such residence (the “Relocation Payment”). Furthermore, the Company shall pay Executive an Additional Payment such that, after payment by Executive of all income taxes imposed upon the Relocation Payment and the Additional Payment, Executive retains such portion of the Additional Payment equal to the income tax imposed upon the Relocation Payment and the Additional Payment.

(k) Interest on Late Payments. If the Company fails to timely make any payment to Executive that is required to be made hereunder, the amount not timely paid shall bear interest after the date it is due hereunder at the rate of ten percent (10%) per annum, until payment is made.

4. Disability or Incapacity.

(a) If, because of illness or otherwise, Executive should become disabled from performing his duties hereunder, Executive shall be entitled to a leave of absence from the Company for the duration of any such disability for a period or periods of up to, but not exceeding, one hundred eighty (180) days in the aggregate in any period of three hundred sixty five (365) consecutive days. During any such leave of absence, Executive’s compensation and status as an employee hereunder shall continue as provided herein; provided, however, that amounts, if any, payable to Executive under any short term or long term disability plan of the Company will be offset against Executive’s compensation which is payable under this Agreement.

(b) Executive shall be deemed to be “Permanently Incapacitated” under this Agreement only if and when such leaves of absence (whether continuous or intermittent) for disability shall have continued for more than one hundred eighty (180) days in the aggregate in any period of three hundred sixty five (365) consecutive days, and thereafter, upon impartial medical advice which shall have been certified to the Company that the disability is such that it will substantially impair Executive’s ability to perform the essential functions of his job, with or without reasonable accommodation.

(c) In calculating the period of three hundred sixty five (365) consecutive days set forth in Section 4(a) and (b) of this Agreement, that period shall be deemed to begin on the first day of the calendar month during which Executive is first absent on account of the state or condition which leads to his permanent incapacity hereunder.

5. Representations of Executive. Executive represents and warrants that he is not under any obligation, contractual or otherwise, which would prevent his entry into the employ of the Company or his performance of the terms of this Agreement. Executive will not in violation of any agreement binding on Executive bring or use any confidential information or trade secrets belonging to any other person or entity while employed by the Company under this Agreement. Executive agrees that he will indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. Further, breach of Executive’s obligations under this paragraph would constitute a material breach of this Agreement justifying the Company’s termination of Executive’s employment for Cause (as defined in Section 8(a) below).

6. Exclusivity of Employment. Executive shall devote his best efforts to the performance of his employment under this Agreement. During his employment, Executive shall not, at any time or place, either directly or indirectly, engage in any other employment other than on behalf of the Company unless the Board gives him its prior written permission. While employed under this Agreement, Executive owes the Company a duty of loyalty, and shall diligently perform his duties and shall devote his entire business skill, and sufficient time and effort to his duties hereunder to contribute to the continued success of the Company; provided, however, that nothing in this Section 6 will prevent Executive from engaging in incidental additional activities in connection with personal investments and interests and charitable and community affairs that do not interfere with Executive’s duties under this Agreement. The parties hereby acknowledge that Executive intends to serve as a member of a YPO. The parties hereby agree that, during Executive’s employment hereunder, Executive shall be permitted to serve in this position and to become a member of the board of directors of one private company and an additional charitable organization, to be selected by Executive, but subject to the Board’s prior approval, or as authorized by the Board or Co-Chairs of the Board.

7. Confidentiality, Intellectual Property and Non-Competition. Concurrently with the execution and delivery of this Agreement, the Company and the Executive are entering into a Confidentiality, Assignment of Inventions and Non-Competition Agreement in the form attached hereto as Exhibit C.

8. Termination of Employment. Either the Company or Executive shall have the right to terminate Executive’s employment under this Agreement at any time, with or without notice, it being understood that Executive is an at-will employee. Termination of Executive’s employment shall be as follows:

(a) Termination By the Company For Cause. The Company may terminate the employment of Executive for Cause under this Agreement at any time and without notice. As used in this Agreement, “Cause” shall include: (i) the failure of such Executive to perform such duties as are reasonably requested by the Board, which requested duties must be consistent with the duties of an executive at the same level of the Executive; (ii) the failure by Executive to observe the material policies of the Company and its subsidiaries applicable to Executive and communicated to Executive in writing; (iii) any act or omission constituting gross negligence or willful misconduct of Executive in the performance of his duties; (iv) the breach of any material provision of this Agreement; (v) any act or omission constituting fraud, embezzlement, disloyalty or dishonesty against the Company or its subsidiaries; or (vi) Executive’s conviction of, or a plea of nolo contendere to, a felony; provided with respect to parts (i), (ii) and (iv) of this clause, the Board shall provide Executive with notice of such material violation (which notice shall specifically identify the manner and set forth specific facts, circumstances and examples of which the Board believes that the Executive has failed to perform his duties, violated this Agreement or failed to observe material policies) and Executive shall willfully fail to cure such breach or nonperformance within a reasonable time period established by the Board of not less than thirty (30) calendar days after Executive’s receipt of such notice, which period shall be sufficient to provide Executive with a reasonable opportunity to cure such defects.

Any such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall cease to be an employee after the date of termination and shall have no right to receive compensation or other benefits after the date of termination; provided, however, that nothing in this Agreement is intended to affect any rights that Executive may have as a shareholder of the Company or to which Executive may be entitled under any employee benefit plan.

(b) Termination Without Cause. Either Executive or the Company may terminate the employment of Executive under this Agreement without Cause at any time, with or without notice. In the event Executive’s employment under this Agreement is terminated without Cause, Executive shall cease to be an employee after the effective date of the termination and shall have no right to receive compensation or other benefits after the effective date of the termination, except as otherwise provided by Section 8(g) of this Agreement; provided, however, that nothing in this Agreement is intended to affect any rights that Executive may have as a shareholder of the Company or to which Executive may be entitled under any employee benefit plan.

(c) Resignation with Good Reason by Executive. Executive shall have the right to resign his employment under this Agreement with Good Reason. Any of the following acts or omissions shall constitute grounds for Executive to resign his employment pursuant to this Agreement for “Good Reason”:

(i)	The Company materially diminishes Executive’s duties, authority, responsibility or base salary without performance justification; or

(ii)	The Company materially breaches this Agreement;

(iii)	The principal office at which the Executive performs services on behalf of the Company is relocated to a location more than fifty (50) miles from the Relocated HQ; or

(iv)

The Company requires Executive to report directly to a person or persons other than the Board or the Chair or Co-Chairs of the Board; provided, however, that Good Reason shall not exist if the Company changes such reporting relationship as a result of a Change in Control of the Company arising from an acquisition of the Company or Toolrock by an entity with greater than $1,000,000,000 in annual revenue (on a consolidated basis together with any affiliates, subsidiaries and parent companies excluding the annual revenue of the Company), which acquisition results in (A) the Company being operated as a division or wholly owned subsidiary of the acquiring entity or its affiliate(s) and (B) the Executive reporting directly to the Chief Executive Officer of the ultimate parent operating company of the acquiring entity; provided that notwithstanding the foregoing Good Reason shall exist if prior to the date of any such acquisition, the Company has not relocated to the Relocated HQ and the acquiring entity does not permit Executive to relocate to the Relocated HQ. “Change of Control” shall mean the consummation of one of the following events: (x) a merger, consolidation or sale of equity securities of the Company or Toolrock (other than an initial public offering of the equity securities of the Company or Toolrock) other than one which would result in the voting securities of the Company or Toolrock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company, Toolrock, the other surviving entity, or a parent of any of the foregoing, as applicable, outstanding immediately after such merger, consolidation or sale of equity securities; or (y) the sale or disposition by the Company or Toolrock of all or substantially all of their respective assets.

Executive shall not have the right to resign Executive’s employment for Good Reason unless: (a) Executive provides the Company with a written objection to the event or condition that is the basis for Executive’s Good Reason termination within thirty (30) days following the occurrence thereof; (b) the Company does not reverse or otherwise reasonably cure the event or condition within thirty (30) days of receiving such written objection; and (c) Executive resigns his employment within thirty (30) days following the expiration of such cure period. In the event Executive resigns his employment under this Agreement for Good Reason, Executive shall cease to be an employee after the effective date of the resignation and shall have no right to receive compensation or other benefits after the effective date of the resignation, except as otherwise provided by Section 8(g) of this Agreement; provided, however, that nothing in this Agreement is intended to affect any rights that Executive may have as a shareholder of the Company or to which Executive may be entitled under any employee benefit plan.

(d) Termination Upon Death. Executive’s employment under this Agreement shall be immediately terminated without notice by the Company upon the death of Executive. In the event Executive’s employment under this Agreement is terminated because of Executive’s death, no compensation or other benefits will be due after the date of termination, except as otherwise provided by Section 8(g) of this Agreement; provided, however, that nothing in this Agreement is intended to affect any rights that Executive may have as a shareholder of the Company, to which Executive may be entitled under any employee benefit plan or under applicable workers’ compensation laws.

(e) Termination Upon Permanent Incapacity. Executive’s employment under this Agreement shall be immediately terminated without notice by the Company upon Executive becoming Permanently Incapacitated, as defined in Section 4 of this Agreement. In the event Executive’s employment under this Agreement is terminated because of Executive’s becoming Permanently Incapacitated, no compensation or other benefits will be due after the date of termination, except as otherwise provided by Section 8(g) of this Agreement; provided, however, that nothing in this Agreement is intended to affect any rights that Executive may have as a shareholder of the Company, to which Executive may be entitled under any employee benefit plan or under applicable workers’ compensation laws. It is the Company’s intent to comply with the Family and Medical Leave Act, the Americans with Disabilities Act and the Pennsylvania Human Relations Act, if applicable, and nothing in this Agreement should be construed to the contrary.

(f) Effect of Termination. Upon termination of Executive’s employment for any reason, Executive shall deliver to the Board his resignation from all offices, directorships and positions with the Company and its affiliates, and shall be deemed to have resigned from all offices and fiduciary positions with any employee benefit plans and shall provide any written confirmation of such resignation(s) as may be required by any such plan.

(g) Separation Benefits. If (i) the Company terminates Executive’s employment under this Agreement without Cause pursuant to Section 8(b) of this Agreement, (ii) the Executive resigns his employment under this Agreement for Good Reason pursuant to Section 8(c) of this Agreement, or (iii) the Executive’s employment under this Agreement is terminated by reason of Executive’s death or permanent incapacity under Sections 8(d) or (e), respectively, and contingent upon Executive (or the estate or representative of Executive in the event of death) first signing a separation agreement and general release of all claims against the Company, its affiliates and representatives, in a form prepared by the Company, the Company shall: (x) pay a cash lump sum payment equal to two times Executive’s Base Salary then in effect at the date of termination or resignation; (y) pay to Executive a cash lump sum payment equal to the bonus under the bonus plan in effect at the time of Executive’s termination, pro-rated based on Executive’s actual performance through the month of Executive’s termination or resignation; and (z) if Executive elects continued group health insurance coverage through the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), pay the full amount of the premium for Executive’s COBRA coverage for a period of eighteen (18) months from the COBRA coverage election date (the “COBRA Coverage Period”), unless or until the Board determines, in its discretion, that providing or paying for such benefits results in a violation of 409A of the Internal Revenue Code of 1986, as amended (“409A”) or an impermissible discrimination under federal or state tax laws, including but not limited to the Employee Retirement Income Security Act, Public Health Services Act, or any other similar law, or would otherwise result in a penalty or adverse tax consequences to the Company; provided that in the event that the Board determines that providing or paying for such benefits results in a violation of 409A or an impermissible discrimination under federal or state tax laws, including but not limited to the Employee Retirement Income Security Act, Public Health Services Act, or any other similar law, or would otherwise result in a penalty or adverse tax consequences to the Company, the Company shall pay a cash lump sum payment equal to the premium for Executive’s COBRA coverage for the remainder of Executive’s COBRA Coverage Period. The form of the separation agreement and general release will be substantially similar to the form attached as Exhibit D, although the Company reserves the right to seek revisions to such form to the extent necessary under then applicable law to effectuate the intent of a full general release to the greatest extent permitted by law as set forth in the attached form. The Company will make all payments due under this Section 8(g) within five (5) days after the last to occur of (A) the Executive’s execution of the separation agreement and general release, and (B) the statutory revocation period set forth in Section 11 of the separation agreement and general release attached as Exhibit D has expired, as the same may be modified as contemplated by this Section 8(g). If such separation agreement and general release is not executed by Executive and received by the Company within sixty (60) days following the effective date of termination, or if the Executive revokes all or any part of such separation agreement and general release, Executive shall forfeit all right to any separation benefits under this Section 8(g). Except as otherwise provided by this section, Executive shall have no right to receive compensation or other benefits after the effective date of the termination or resignation; provided, however, that nothing in this Agreement is intended to affect any rights that Executive may have as a shareholder of the Company or to which Executive may be entitled under any employee benefit plan.

(h) Mitigation of Damages. Executive shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking employment or otherwise, nor shall any amounts received or hereby provided from employment or otherwise by Executive affect in any manner the obligations of the Company hereunder.

9. Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, local or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

10. Section 409A Compliance. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A or an exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service, including but not limited to the following.

(a) For purposes of this Agreement, any references to termination of employment or resignation shall mean a “separation from service” within the meaning of 409A.

(b) Each payment made pursuant to Section 8(g) of this Agreement shall be deemed to be a separate payment for purposes of 409A.

11. General.

(a) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (x) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (y) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (z) if sent by registered mail, on the fifth business day following the day such mailing is made.

Latrobe Steel Company:	Latrobe Specialty Steel Company 2626 Ligonier Street Latrobe, PA 15650 Attention: Secretary of the Board

B. Christopher DiSantis:	B. Christopher DiSantis 8059 Long Forest Drive Brecksville, OH 44141

(b) Entire Agreement. This Agreement, along with any attachments or Exhibits, embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign his rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by Executive without the prior written consent of the Company will be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the Parties and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and Executive, and no person or entity other than the Company will be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the Parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania, without giving effect to the conflict of law principles thereof.

(h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of Pennsylvania or of the United States of America for the Western District of Pennsylvania. By execution and delivery of this Agreement, each of the Parties accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i) WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND EXECUTIVE WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j) Severability. The Parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(k) Headings and Captions. The headings and captions of the paragraphs and sections of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(l) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by different Parties on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(n) Interpretation. This Agreement has been fully and freely negotiated by the Parties, shall be considered as having been drafted jointly by the Parties, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof.

(o) Opportunity to Review. Executive hereby acknowledges that he has had adequate opportunity to review this Agreement and to reflect upon and consider the terms and conditions of this Agreement, and that Executive has had the opportunity to consult with counsel of his own choosing regarding such terms. Executive further acknowledges that he fully understands the terms of this Agreement and has voluntarily executed this Agreement.

(p) Breach of Agreement by the Company. The Company agrees that if the approvals and filings contemplated by Section 1(b) of the SPA and Section 1(b) of the Option Agreement are not complete by June 30, 2011, the failure shall be deemed to be a violation of this Agreement.

(q) Attorney’s Fees. The Company agrees to pay for the reasonable attorney’s fees of Executive in connection with the review, negotiation, execution and delivery of the Agreement, the SPA, the Option Agreement and any agreements related thereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

/s/ Laura DiSantis	/s/ B. Christopher DiSantis
Witness	B. Christopher DiSantis

LATROBE STEEL COMPANY d/b/a
LATROBE SPECIALTY STEEL COMPANY

/s/ Jane Mikulich	/s/ Dale B. Mikus
Witness	By:	Dale B. Mikus
	Title:	Vice President and Chief Financial Officer

EXHIBIT A

STOCK PURCHASE AGREEMENT

EXHIBIT B

OPTION AGREEMENT

EXHIBIT C

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS

AND NON-COMPETITION AGREEMENT

EXHIBIT D

FORM OF

CONFIDENTIAL EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Confidential Employment Separation Agreement and Release (“the Agreement”) is entered into between _______________________ (“Executive”), and Latrobe Steel Company, a Pennsylvania corporation doing business as Latrobe Specialty Steel Company (the “Company”).

WHEREAS, Executive was employed by the Company under the terms of an Employment Agreement dated ____________________, 2011 (the “Employment Agreement”); and

WHEREAS, in accordance with its terms, the Employment Agreement has been terminated; and

WHEREAS, the Company and Executive are entering into this Agreement to resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Executive may have relating to his employment with, and separation from the employment of, the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth below, and intending to be legally bound, Executive and the Company hereby agree as follows:

1. Severance Pay. On and after the Effective Date (as hereinafter defined), the Company will provide the Executive with the separation benefits set forth in Section 8(g) of the Employment Agreement (consisting of              (the “Separation Benefits”)) in full satisfaction of the Company’s obligations under the Employment Agreement. Executive understands and agrees that Executive has no right or entitlement to the separation benefits unless Executive signs, and does not revoke, this Agreement.

2. Release. Executive hereby releases the Company, its subsidiaries, parents, predecessors, successors, affiliates, and assigns, and the partners, shareholders, directors, officers, employees, trustees, and agents of the foregoing (hereinafter also referred to collectively as the “Released Parties”), from any and all rights and claims that arose prior to Executive’s signing of this Agreement and that involve or in any way relate to Executive’s employment with the Company or the termination of such employment, except with respect to rights of Executive set forth in the Employment Agreement which survive the termination of the Employment Agreement. The rights and claims that Executive hereby releases include, but are not limited to, any and all rights and claims for negligence, emotional distress, invasion of privacy, defamation, breach of fiduciary duty, wrongful or unjust discharge and breach of contract or promise, express or implied; and any and all claims for violation of Title VII of the Civil Rights Act of 1964, the Equal Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Human Relations Act, and any other federal, state, or local statute or regulation; and all rights and claims under any other federal, state or local statute, regulation, or common law theory, except claims that cannot legally be waived.

3. Exclusions From Claims Released. This Agreement is not intended to release, and should not be interpreted as releasing, any right or claim that Executive is legally prohibited from releasing. Notwithstanding anything contained herein to the contrary, this Agreement does not apply to any rights as a shareholder of the Company, any agreement or transaction entered into after the date of this Agreement, any actions or omissions of any Released Party after the date of

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this Agreement, any rights Executive may be entitled to under any employee benefit plan, or any failure by the Company to fulfill its obligations to Employee pursuant to Section 8(g) of the Employment Agreement. The Company advises Executive to seek independent legal counsel if Executive seeks clarification on the interpretation or scope of this release.

4. Covenant Not to Sue. Except as otherwise prohibited by the Age Discrimination in Employment Act or applicable law, Executive agrees never to file a lawsuit, demand, action or claim, and promises not to otherwise assert any claims that are released in Paragraph 2 of this Agreement. Executive agrees that he will not accept any monetary relief or recovery from any claims that are released in Paragraph 2 of this Agreement. Executive hereby represents that he has not filed, initiated or caused to be filed any lawsuit, complaint, claim or charge with respect to any claims that are released in Paragraph 2 of this Agreement, nor has any lawsuit, complaint, claim or charge been initiated or filed on his behalf. This covenant not to sue, however, is not intended to preclude, and should not be interpreted as precluding, Executive from filing a lawsuit to enforce the terms of this Agreement.

5. Non-Disparagement. Executive agrees that he will not directly or indirectly disparage the Released Parties or their products or services. The Company agrees that it will not directly or indirectly disparage Executive.

6. Involvement in Legal Proceedings. Executive agrees to cooperate with and assist the Company in its defense or prosecution of claims or charges relating to events, acts, or omissions occurring during Executive’s employment relationship with the Company. Executive’s agreement to cooperate and assist shall include, but not be limited to, providing truthful information and/or truthful testimony at the Company’s reasonable request. Executive agrees to not voluntarily assist any party opposing the Company in any present, potential or future legal

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proceedings by or against the Company. Executive further agrees to not provide information to a party opposing the Company in any present, potential or future legal proceedings by or against the Company, except pursuant to and to the extent required by subpoena or order of court.

7. Confidentiality. Executive will keep the details of this Agreement in strict confidence, and will not reveal those details to anyone except members of his immediate family, his attorney, and his financial advisor, except pursuant to subpoena or order of court, or except with the express prior written consent of the Company’s Board of Directors.

8. Advice to Consult with Attorney. The Company hereby advises Executive that he should consult with an attorney before signing this Agreement.

9. Non-Admission. By offering or entering into this Agreement, the Company in no way admits that it has treated Executive in any way unlawfully, discriminatorily, wrongly or unfairly.

10. Period to Consider Agreement. Executive hereby acknowledges that he received this Confidential Employment Separation Agreement and Release on __________________. Executive shall have a period of 21 days after his receipt of this Agreement, within which to review, consider, and sign the Agreement. Any changes discussed or made to this Agreement after it is presented to Executive for consideration does not restart the 21-day period. The Agreement should be signed and returned to _____________________ at the offices of the Company, __________________________, PA _____, by no later than _______________ or otherwise this offer shall be null and void.

11. Revocation Period and Effective Date. Executive shall have a period of seven days following his signing of this Agreement, within which to change his mind and revoke this Agreement. If Executive wishes to revoke this Agreement after signing the Agreement, he must

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provide written notice of that revocation to ___________________, at the address set forth above, within seven days after signing the Agreement. This Agreement shall become effective and enforceable after the expiration of seven days after Executive has signed the Agreement, provided that Executive has not revoked the Agreement during that seven-day period. The Effective Date of this Agreement shall be the eighth day after Executive has signed the Agreement, provided that Executive has not previously revoked the Agreement.

12. Knowing and Voluntary Agreement. Executive hereby represents that he has had an opportunity to review and discuss the terms and meaning of this Agreement with his legal counsel, that he understands the terms and meaning of the Agreement, and that he is entering into the Agreement freely and voluntarily.

13. No Amendment. This Agreement shall be binding upon and inure to the benefit of each of the Company and Executive and each of their respective agents, assigns, heirs, executors, successors and administrators, and may not be abandoned, supplemented, amended, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties hereto.

14. Severability. If any provision of this Agreement or any application of this Agreement is held to be invalid by a court of competent jurisdiction, the invalidity of that provision or application shall not affect the validity or enforceability of any other provision or application of this Agreement.

15. Captions. The captions set forth in this Agreement have been included for convenience only, and are not intended and should not be used as a guide to interpretation of this Agreement.

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16. Choice of Law. This Agreement shall be governed by, and shall be interpreted in accordance with, the internal law, and not the law of conflicts, of the Commonwealth of Pennsylvania.

17. Assignment. The Company and Released Parties have the right to assign this Agreement, but Executive does not. This Agreement inures to the benefit of the successors and assigns of the Company, which are intended third party beneficiaries of this Agreement.

18. Entire Agreement. This Agreement is not intended to supersede and does not supersede any confidentiality, non-solicitation or non-competition agreement between the Company and Employee. This Agreement otherwise represents the entire agreement between Executive and the Company with respect to the subject matter hereof. The Released Parties have made no written or oral representations, promises or agreements with Executive other than those contained herein.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Confidential Employment Separation Agreement and Release on the dates indicated below.

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